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DOLLAR GENERAL REPORTS JULY SAME-STORE SALES UP 3.1%;

ANNOUNCES SECOND QUARTER CONFERENCE CALL

GOODLETTSVILLE, Tenn. – August 4, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the July four-week period ended July 29, 2005, equaled $617.1 million compared with $552.6 million last year, an increase of 11.7 percent. For the July period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 3.1 percent.

The 3.1 percent same-store sales increase for the period was driven by strong sales increases in food, including perishables, candy and snacks, as well as pet supplies and paper products. Customer transactions in same-stores decreased approximately 0.9 percent. The average customer purchase in July for total stores was approximately $8.77 compared to $8.31 in the same period last year.

For the 13-week period ended July 29, 2005, Dollar General total retail sales increased 12.5 percent to $2.1 billion from $1.8 billion for the 13-week period ended July 30, 2004. Same-store sales for the 13-week period increased 3.9 percent.

For the 26-week period ended July 29, 2005, Dollar General total retail sales increased 12.8 percent to $4.0 billion from $3.6 billion for the 26-week period ended July 30, 2004. Same-store sales for the 26-week period increased 4.4 percent.

Year-to-date through July 29, 2005, the Company has opened 438 stores and closed 46.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the second quarter ended July 29, 2005, on Thursday, August 25, 2005.  The Company will host a conference call on Thursday, August 25, 2005, at 10 a.m. EDT to discuss the quarter’s results. If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The pass code for the conference call is “Dollar General.”  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EDT on Thursday, September 8, online or by calling (334) 323-7226.  The pass code for the replay is 30073306.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,712 neighborhood stores as of July 29, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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